Exhibit 3.2

AMENDED AND RESTATED BYLAWS OF

QUALSTAR CORPORATION

A California corporation

As amended and restated through
March 5, 2013

TABLE OF CONTENTS

ARTICLE I. Offices	4

Section 1.	Principal Executive Office	4
Section 2.	Other Offices	4

ARTICLE II. Meetings of Shareholders	4

Section 1.	Place of Meetings	4
Section 2.	Annual Meetings	4
Section 3.	Notice of Meeting	4
Section 4.	Special Meetings	5
Section 5.	Quorum	10
Section 6.	Adjourned Meeting and Notice Thereof	10
Section 7.	Nomination of Directors	10
Section 8.	Proposals of Shareholders	11
Section 9.	Voting	12
Section 10.	Validation of Defectively Called or Noticed Meetings	13
Section 11.	Conduct of Meetings	13
Section 12.	Action Without a Meeting	14
Section 13.	Proxies	16
Section 14.	Inspectors of Election	16

ARTICLE III. Directors	17
Section 1.	Powers	17
Section 2.	Number and Qualification of Directors	18
Section 3.	Election and Term of Office	18
Section 4.	Vacancies	18
Section 5.	Place of Meeting	19
Section 6.	Organization Meeting	19
Section 7.	Other Regular Meetings	19
Section 8.	Special Meetings	19
Section 9.	Action Without a Meeting	20
Section 10.	Action at a Meeting: Quorum and Required Vote	20
Section 11.	Validation of Defectively Called or Noticed Meetings	20
Section 12.	Adjournment	20
Section 13.	Notice of Adjournment	20
Section 14.	Fees and Compensation	20
Section 15.	Indemnification of Agents of the Corporation; Purchase of Liability Insurance	20
Section 16.	Removal	26

ARTICLE IV. Officers	26
Section 1.	Officers	26
Section 2.	Election and Term of Office	26
Section 3.	Subordinate Officers, Etc	26
Section 4.	Removal and Resignation	26
Section 5.	Vacancies	26
Section 6.	Chairman of the Board	27
Section 7.	Chief Executive Officer	27
Section 8.	President	27
Section 9.	Vice President	27

Section 10.	Secretary	27
Section 11.	Chief Financial Officer	27
Section 12.	Officer Loans and Guarantees	28

ARTICLE V. Miscellaneous	28
Section 1.	Record Date	28
Section 2.	Inspection of Corporate Records	29
Section 3.	Checks, Drafts, Etc	30
Section 4.	Annual Report to Shareholders	30
Section 5.	Contracts, Etc	30
Section 6.	Certificates for Shares; Uncertificated Shares	31
Section 7.	Representation of Shares of Other Corporations	32
Section 8.	Inspection of Bylaws	32
Section 9.	Construction and Definitions	32

ARTICLE VI. Amendments	32
Section 1.	Amendments by Shareholders	32
Section 2.	Amendments by the Board of Directors	32

BYLAWS

OF

QUALSTAR CORPORATION

a California corporation

As Amended and Restated as of March 5, 2013

ARTICLE I.

Offices

Section 1.      Principal Executive Office.  The principal executive office of Qualstar Corporation (the “Corporation”) shall be located at such place as the Board of Directors (the “Board”) may from time to time authorize.  If the principal executive office is located outside the State of California, and the Corporation has one or more business offices in the State of California, then the Board shall fix and designate a principal business office in the State of California.

Section 2.     Other Offices.  Additional offices of the Corporation shall be located at such place or places, within or outside the State of California, as the Board may from time to time authorize.

ARTICLE II.

Meetings of Shareholders

Section 1.     Place of Meetings.  All annual or other meetings of shareholders shall be held at the principal executive office of the Corporation, or at any other place within or without the State of California which may be designated from time to time by resolution of the Board adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

Section 2.      Annual Meetings.  The annual meeting of shareholders of the Corporation shall be held on such date and at such time which may be designated from time to time by resolution of the Board adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) for the purpose of electing directors and the transaction of any other business that may be properly brought before the meeting in accordance with these Bylaws.

Section 3.     Notice of Meeting. Written notice of each shareholders’ meeting shall be given to each shareholder of record entitled to vote thereat, either (i) personally, (ii) by “electronic transmission” (as such term is defined in Sections 20 and 21 of the California Corporations Code) by the Corporation, (iii) by first-class mail, or, if Corporation has outstanding shares held of record by 500 or more persons on the record date for the shareholders’ meeting, notice may also be sent by third-class mail, or (iv) by other means of written communication, addressed to the shareholder at the address of that shareholder appearing on the books of the Corporation or given by the shareholder to the Corporation for the purpose of notice; or if no address appears or is given, at the place where the principal executive office of the Corporation is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. The notice shall be deemed to have been given at the time when delivered personally, sent by electronic transmission by the Corporation, deposited in the mail, or sent by other means of written communication. An affidavit of mailing or electronic transmission by the corporation of any notice or report in accordance with the provisions of these Bylaws, executed by the Secretary, Assistant Secretary or any transfer agent, shall be prima facie evidence of the giving of the notice or report. All such notices shall be given to each shareholder entitled thereto not less than ten (10) calendar days nor more than sixty (60) calendar days before each annual or special meeting.  The notice shall state the place, date and hour of the meeting, and the means of electronic transmission by and to the Corporation or electronic video screen communication, if any, by which shareholders may participate in that meeting. Any previously scheduled annual or special meeting of shareholders may be postponed by action of the Board taken prior to the time previously scheduled for the meeting.

Section 4.     Special Meetings.

(a)     General. Special meetings of the shareholders, for the purpose of taking any action permitted by the shareholders under the California General Corporation Law (the “CGCL”) and the Articles of Incorporation, may be called at any time by (i) the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption); (ii) the Chairman of the Board; (iii) the President or Chief Executive Officer of the Corporation; or (iv) the shareholders of the Corporation following receipt by the Secretary of the Corporation of one or more written demands to call a special meeting of the shareholders in accordance with, and subject to, the procedures set forth below in this Section 4 from shareholders of record as of the record date fixed in accordance with Section 4(c) holding shares entitled to cast not less than ten percent (10%) of the votes at such meeting (the “Requisite Holders”).  Except in accordance with this Section 4, shareholders shall not be permitted to propose business to be brought before a special meeting of the shareholders.

(b)     Conduct of Business at a Special Meeting. At any special meeting of the shareholders, only such business shall be conducted or considered as shall have been properly brought before the special meeting. To be properly brought before a special meeting, proposals of business must be (1) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the special meeting by or at the direction of the Board, or (3) otherwise properly requested to be brought before a special meeting requested by the Requisite Holders in accordance with these Bylaws; provided, however, notwithstanding anything in these Bylaws to the contrary, the Board may submit its own proposal or proposals for consideration at any shareholder requested special meeting.

(c)     Shareholder Requested Special Meetings.

(i)      For proposals of business (including nominations of directors) to be properly requested by the Requisite Holders to be brought before a special meeting requested by shareholders, each of the Requisite Holders must (i) be a shareholder of record at the time of the giving of notice of such special meeting and at the time of the special meeting, (ii) be entitled to vote at such special meeting and (iii) comply with the procedures set forth in these Bylaws as to such business. In the event a special meeting of shareholders is called for the purpose of electing one or more persons to the Board, any shareholder, who is a shareholder of record at the time of the giving of notice of such special meeting and at the time of the special meeting and who is entitled to vote at such special meeting, may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, provided that the shareholder gives timely and proper notice thereof complying with the requirements of Article II, Section 7 hereof. The preceding two sentences shall be the exclusive means for shareholders to make nominations or to bring other business proposals before a special meeting of shareholders (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting).

(ii)     Any shareholder of record who seeks to have shareholders request that a special meeting be called shall, by sending written notice to the Secretary of the Corporation (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board to fix a record date to determine the shareholders entitled to request that a special meeting be called (the “Request Record Date”) which request shall be in proper form as set forth in these Bylaws and shall be delivered to, or mailed and received by, the Secretary of the Corporation. To be in proper form for purposes of this Section 4(c), the Record Date Request Notice shall be signed by one or more shareholders of record as of the date of signature, shall bear the date of signature of each such shareholder, and shall set forth:

A.     As to each Requesting Person (as defined in Section 4(c)(iii) below), (1) the name and address of such Requesting Person (including, if applicable, the name and address that appear on the Corporation’s books and records); (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act by such Requesting Persons except that such Requesting Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Requesting Person has a right to acquire beneficial ownership at any time in the future; (3) a representation that such Requesting Person is a holder of record of stock of the Corporation entitled to vote at such meeting; (4) a representation that such Requesting Person intends to appear in person or by proxy at the special meeting to present the proposal(s) or business to be brought before the special meeting; and (5) a statement as to whether any Requesting Person intends to solicit proxies with respect to the proposal(s) or business to be presented at the special meeting, either alone or as part of a group, from the holders of at least the percentage of the Corporation’s outstanding shares required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of the proposal(the disclosures to be made pursuant to the foregoing clauses (1), (2), (3), (4), and (5) are referred to as “Shareholder Information”); and

B.     As to the purpose or purposes of such special meeting, (1) a reasonably brief description of the purpose or purposes of such special meeting and the business proposed to be conducted at such special meeting (including the text of any resolutions proposed for consideration), the reasons for conducting such business, and any material interest in such business of each Requesting Person, and (2) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Requesting Persons or (y) between or among any Requesting Person and any other person or entity (including their names) in connection with the Corporation, including, but not limited to, in connection with the request for the special meeting or the business proposed to be conducted at the special meeting. If the business proposed to be conducted involves the election of directors, in addition to the information required by Article II, Section 7(d) hereof, the following information must be provided with respect to each person proposed to be nominated by the Requesting Persons for election as a director of the Corporation: (1) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to this Section 4 if such proposed nominee were a Requesting Person, (2) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (3) a description of all direct and indirect compensation and other material agreements, arrangements, understandings or relationships between or among any Requesting Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined in Section 4(c)(iii) hereof), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act (or any successor regulations) if such Requesting Person, or any affiliate or associate thereof or person Acting in Concert therewith, were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

(iii)     For purposes of these Bylaws, the term “Requesting Person” shall mean (A) the shareholder making the request to fix a record date for the purpose of determining the shareholders entitled to demand that the Secretary call a special meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf such request is made, (C) any affiliate or associate of such shareholder or beneficial owner, and (D) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert. For purposes of these Bylaws, a person shall be deemed to be “Acting in Concert” with another person for purposes of these Bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel with such other person, or towards a common goal with such other person, relating to changing or influencing the management, governance or control of the Corporation or in connection with or as a participant in any transaction having that purpose or effect, where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor supports a determination by the Board that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person. For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday in the State of California.

(iv)    Within ten (10) calendar days after receipt of a request to fix a Request Record Date in proper form and otherwise in compliance with this Section 4 from any shareholder of record, the Board may adopt a resolution fixing a Request Record Date, which date shall not precede the date upon which the resolution fixing the record date is adopted by the Board. If no resolution fixing a record date has been adopted by the Board within the ten (10) calendar day period after the date on which a valid Record Date Request Notice is received, the Request Record Date shall be deemed to be the close of business on the tenth (10th) calendar day after the first date on which the Record Date Request Notice is received by the Secretary.

(v)     Notwithstanding anything in this Section 4 to the contrary, no Request Record Date shall be fixed if the Board determines that the demand or demands that would otherwise be submitted following such Request Record Date could not comply with the requirements set forth in clauses (B), (C), or (D) of Section 4(c)(viii).

(vi)    Without qualification or limitation, a special meeting of the shareholders shall not be called upon the request of shareholders pursuant to this Section 4 unless the Requisite Holders timely provide a demand to call such special meeting (the “Special Meeting Demand”) in writing and in proper form to the Secretary at the principal executive offices of the Corporation. To be timely, the Special Meeting Demand must be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than the sixtieth (60th) calendar day following the Request Record Date. To be in proper form for purposes of this Section 4, the Special Meeting Demand shall be signed and dated by each of the Requisite Holders and shall set forth (A) the business proposed to be conducted at the special meeting (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the Secretary of the Corporation), including the information required by subsection (c)(ii)(B) of this Section 4, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) with respect to any Requisite Holder (except for any shareholder that has provided such demand in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A (a “Solicited Shareholder”)), the information required to be provided pursuant to this Section 4 of a Requesting Person.

(vii)   A shareholder may revoke a Special Meeting Demand by written revocation delivered to the Secretary at any time prior to the special meeting. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of a Special Meeting Demand from the Requisite Holders, and as a result of such revocation(s), there no longer are unrevoked Special Meeting Demands from the Requisite Holders, the Board shall have the discretion to determine whether or not to proceed with the special meeting.

(viii)  The Secretary shall not accept, and shall consider ineffective, a Special Meeting Demand (A) that does not comply with this Section 4, (B) that relates to an item of business to be transacted at such meeting that is not a proper subject for shareholder action under applicable law, (C) that includes an item of business to be transacted at such meeting that did not appear in the Record Date Request Notice, or (D) that was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.

(ix)     If any of the information submitted by a shareholder pursuant to this Section 4, whether in a Record Date Request Notice or a Special Meeting Demand, shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 4. Upon written request by the Secretary, the Board or any committee thereof, such shareholder submitting a Record Date Request Notice or a Special Meeting Demand pursuant to this Section 4, as the case may be, shall provide, within five (5) Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 4. If a shareholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 4.

(x)      In connection with a special meeting called in accordance with this Section 4, the shareholder or shareholders (except for any Solicited Shareholder) who submitted the Record Date Request Notice or the Special Meeting Demand to the Secretary shall further update and supplement the information previously provided to the Corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this Section 4 shall be true and correct in all material respects, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) Business Days following the occurrence of any event, development or occurrence which would cause the information provided to be not true and correct in all material respects.

(xi)     The Board may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Demand received by the Secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Demand shall be deemed to have been delivered to the Secretary until the earlier of (i) five (5) Business Days after receipt by the Secretary of such purported Special Meeting Demand and (ii) such date as the independent inspectors certify to the Corporation that the Special Meeting Demands is valid and has been received by the Secretary from the Requisite Holders. Nothing contained in this Section 4(c)(xi) shall in any way be construed to suggest or imply that the Corporation or any shareholder shall not be entitled to contest the validity of any Special Meeting Demand, whether during or after such five (5) Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(xii)    After receipt of Special Meeting Demands in proper form and in accordance with this Section 4 from the Requisite Holders, then notice shall be provided to the shareholders entitled to vote at the meeting that a special meeting will be held at the date and time requested by the Requisite Holders (“Shareholder Special Meeting Notice”); provided, however, that the date of any such special meeting shall be not be less than thirty-five (35) nor more than sixty (60) calendar days after the date that the Special Meeting Demand is actually received by the Secretary of the Corporation (the “Delivery Date”); and, provided further, that if the Shareholder Special Meeting Notice is not given within twenty (20) calendar days after the Delivery Date, then the Requisite Holders may give the Shareholder Special Meeting Notice, or the Superior Court of California, County of Ventura shall summarily order the giving of the Shareholder Special Meeting Notice, after notice to the Corporation giving it an opportunity to be heard; and, provided further, that in the event that the Board fails to designate a place for the special meeting within twenty (20) calendar days after the Delivery Date, then such meeting shall be held at the principal executive offices of the Corporation. In the case of any special meeting requested pursuant to a valid Special Meeting Demand, if the Board fails to fix a record date for such meeting (the “Meeting Record Date”) that is a date within thirty (30) calendar days after the Delivery Date, then the close of business on the thirtieth (30th) calendar day after the Delivery Date shall be the Meeting Record Date.

(xiii)   Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting pursuant to this Section 4 except in accordance with this Section 4. If the Board shall determine that any request to fix a Request Record Date or demand to call and hold a special meeting was not properly made in accordance with this Section 4, or shall determine that the shareholder or shareholders requesting that the Board fix a Request Record Date or submitting a demand to call the special meeting have not otherwise complied with this Section 4, then the Board shall not be required to fix a Request Record Date or to call and hold the special meeting. In addition to the requirements of this Section 4, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a Request Record Date or demand to call a special meeting.

(xiv)   Notwithstanding the foregoing provisions of this Section 4, if none of the Requisite Holders appears or sends a Qualified Representative to present the proposal(s) submitted by the Requisite Holders for consideration at the special meeting or if the Requisite Holders giving the Special Meeting Demand no longer hold shares entitled to cast not less than ten percent (10%) of the votes at the meeting or if any of the Requisite Holders fails to timely provide any information required to be provided to update a Special Meeting Demand, the Corporation need not present such proposal(s) for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For the purposes of these Bylaws, to be considered a “Qualified Representative” of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

(xv)    Nothing contained in this Section 4(c) shall be construed as limiting, fixing or affecting the time when a meeting of shareholders called by action of the Board may be held.

Section 5.     Quorum.  Business may be transacted at any duly held meeting of the shareholders at which a quorum is present. The presence in person or by proxy of the persons entitled to vote a majority of the voting shares at any meeting shall constitute a quorum for the transaction of business.  The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Section 6.     Adjourned Meeting and Notice Thereof.  Any shareholders’ meeting, either annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares, the holders of which are either present in person or represented by proxy thereat, but, except as provided in Article II, Section 5, in the absence of a quorum no other business may be transacted at such meeting. When any shareholders’ meeting, either annual or special, is adjourned to another time or place for more than forty-five (45) calendar days, or if after adjournment a new record date is fixed for the adjourned meeting, notice of the time and place of the adjourned meeting shall be given as in the case of an original meeting.  Except as provided above, it shall not be necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted thereat, other than by announcement of the time and place of the adjourned meeting or of the business to be transacted thereat, at the meeting at which such adjournment is taken. Any business which might have been transacted at the meeting which was adjourned may be transacted at the reconvened meeting.

Section 7.     Nomination of Directors.

(a)     Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation, nominations for the election of directors shall be made by, or upon the recommendation of, a nominating committee of the Board if then constituted pursuant to these Bylaws, or if no nominating committee has been constituted, by the Board.

(b)     In addition, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting of shareholders, but only if written notice of such shareholder’s intent to make such nomination or nominations has been received by the Secretary not less than sixty (60) nor more than ninety (90) calendar days prior to the first anniversary of the preceding year’s annual meeting of shareholders.

(c)     In the event that the date of the annual meeting of shareholders is advanced by more than thirty (30) calendar days or delayed by more than sixty (60) calendar days from such anniversary, notice by the shareholder to be timely must be received by the Secretary not earlier than the ninetieth (90th) calendar day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth (60th) calendar day prior to such annual meeting or (ii) the tenth (10th) calendar day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by the Corporation, whichever first occurs.

(d)     Each advance notice of nomination by a shareholder shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at a meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder or any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such shareholder (an “Affiliate” of such shareholder) and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations; (iv) the class and number of shares of the Corporation that are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholders known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, including whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation; and (vi) the written consent of each nominee to serve as a director of the Corporation if so elected.  The nominating shareholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth in this Section 7.

(e)     In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board, any shareholder of record entitled to vote in the election of directors generally may nominate a person or persons (as the case may be) for election to such director position(s) as specified in the Corporation’s notice of meeting only if written notice of such shareholder’s intent to make such nomination or nominations, setting forth the information required by, and complying with the form described in, the immediately preceding paragraph, has been received by the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth (90th) calendar day prior to such special meeting and not later than the close of business on the later of (i) the sixtieth (60th) calendar day prior to such special meeting or (ii) the tenth (10th) calendar day following the day on which public disclosure of the date of the special meeting was first made by the Corporation. The shareholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 7.

(f)     For purposes of these Bylaws, “public disclosure” shall mean disclosure (i) in a press release reported by a national news service, (ii) in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act, (iii) in a notice pursuant to the applicable rules of a stock exchange on which the securities of the Corporation are listed, (iv) in a notice published on the Corporation’s website, or (v) another method of broad-based dissemination.

(g)     A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to this Section 7 shall be true and correct in all material respects, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) Business Days following the occurrence of any event, development or occurrence which would cause the information provided to be not true and correct in all material respects.

(h)     No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 7.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Section 7, and if he or she should so determine, the defective nomination shall be disregarded.

Section 8.     Proposals of Shareholders.

(a)     At any meeting of the shareholders, only such business shall be conducted as shall have been properly brought before such meeting. To be brought properly before an annual meeting of shareholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board or the chairman of the meeting, or (iii) otherwise properly brought before the meeting by a shareholder.

(b)     For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary.  To be timely, a shareholder’s notice must be received no less than sixty (60) calendar days nor more than ninety (90) calendar days prior to the first anniversary of the preceding year's annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) calendar days from such anniversary, notice by the shareholder, to be timely, must be received not earlier than the ninetieth (90th) calendar day prior to such annual meeting of shareholders and not later than the close of business on the later of (i) the sixtieth (60th) calendar day prior to such annual meeting or (ii) the tenth (10th) calendar day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever first occurs.

(c)     Each such notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting of shareholders: (i) a brief description of the business desired to be brought before the annual meeting of shareholders and the reasons for conducting such business at such meeting, (ii) the name and address of the shareholder proposing such business, (iii) the class, series, and number of shares of the Corporation that are beneficially owned by the shareholder, and (iv) any material interest of the shareholder or any Affiliate of the shareholder in such business.

(d)     The shareholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 8.

(e)     A shareholder providing notice of any business proposed to be conducted at a meeting shall further update and supplement such notice, if necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to this Section 8 shall be true and correct in all material respects, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) Business Days following the occurrence of any event, development or occurrence which would cause the information provided to be not true and correct in all material respects.

(f)     No business shall be conducted at any meeting of the shareholders except in accordance with the procedures set forth in this Section 8. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 8, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted.

(g)     Nothing herein shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any successor provision.

Section 9.     Voting.

(a)     Unless a record date for voting purposes be fixed as provided in Section 1 of Article V of these Bylaws, then, subject to the provisions of Sections 702 and 704, inclusive, of the CGCL (relating to voting of shares held by a fiduciary, in the name of a Corporation, or in joint ownership), only persons in whose names shares entitled to vote stand on the stock records of the Corporation at the close of business on the Business Day next preceding the day on which notice of the meeting is given or if such notice is waived, at the close of business on the Business Day next preceding the day on which the meeting of shareholders is held, shall be entitled to vote at such meeting, and such day shall be the record date for such meeting.  Such vote may be via voice or by ballot; provided, however, that all elections for directors must be by ballot upon demand made by a shareholder at any election and before the voting begins.

(b)     If a quorum is present, except with respect to election of directors, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the CGCL or the Articles of Incorporation.

(c)     If a quorum is present, the candidates receiving the highest number of affirmative votes of the shares represented at the meeting and entitled to be voted for them, up to the number of directors to be elected by such shares, shall be elected.

 (d)      This Corporation eliminates cumulative voting with respect to the election of directors.  The elimination of cumulative voting shall become effective only when the Corporation becomes a “listed corporation” within the meaning of Section 301.5 of the CGCL, and shall apply for so long as this Corporation is a listed corporation.  If the Corporation ceases to be a listed corporation, the shareholders shall be entitled to cumulate their votes pursuant to Section 708 of the CGCL at any election of directors occurring while the Corporation is not a listed corporation.

Section 10.     Validation of Defectively Called or Noticed Meetings.  The transactions of any meeting of shareholders, either annual or special, however called and noticed, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, or who, though present, has, at the beginning of the meeting, properly objected to the transaction of any business because the meeting was not lawfully called or convened, or to particular matters of business legally required to be included in the notice, but not so included, signs a written waiver of notice, or a consent to the holding of such meeting, or an approval of the minutes thereof.  All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 11.     Conduct of Meetings.

(a)     Officers of the Meeting. The Chairman of the Board, or in the absence of the Chairman, the President, or in their absence, the Vice Chairman, or if no such officer is present, a Director designated by the Board, shall call meetings of the shareholders to order and shall act as chairman of the meeting. The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as secretary of the meeting of the shareholders, but in the absence of the Secretary and Assistant Secretary at a meeting of the shareholders the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)     Order of Business. The chairman of the meeting shall have the right to determine the order of business at the meeting.

(c)     Meeting Protocol. To the maximum extent permitted by applicable law, the Board shall be entitled to make such rules or regulations for the conduct of any meetings of shareholders, either annual or special, as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and take such actions as, in the discretion of such chairman, are deemed necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) establishing an agenda for the meeting and the order for the consideration of the items of business on such agenda; (ii) restricting admission to the time set for the commencement of the meeting; (iii) limiting attendance at the meeting to shareholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (iv) limiting participation at the meeting on any matter to shareholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the chairman of the meeting with evidence of his or her name and affiliation, whether he or she is a shareholder or a proxy for a shareholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such shareholder; (v) limiting the time allotted to questions or comments by participants; (vi) taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting; (vii) removing any shareholder who refuses to comply with meeting procedures, rules or guidelines as established by the chairman of the meeting; (viii) subject to Section 6 of this Article, adjourning the meeting to a later date, time and place announced at the meeting by the chairman; and (ix) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 12.     Action Without a Meeting.

(a)     Unless otherwise provided in the Articles of Incorporation or by applicable law, any action which, under any provision of the CGCL, may be taken at any annual or special meeting of shareholders may be taken without a meeting of shareholders, if a consent in writing, setting forth the action so taken, (i) is signed by the holders of record on the record date (established as provided in Article V, Section 1(b)) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) is delivered to the Corporation at its registered office in the State of California, at its principal place of business or to an officer or agent of the Corporation having custody of the minute books in which proceedings of meetings of shareholders are recorded.

(b)     Notwithstanding Section 12(a) above, in order for directors to be elected without a meeting by a consent in writing, such consent must set forth the action so taken and shall be (i) signed by shareholders of record on the record date (established as provided in Article V, Section 1(b)) holding all of the outstanding shares entitled to vote for the election of directors and (ii) delivered to the Corporation at its registered office in the State of California, at its principal place of business or to an officer or agent of the Corporation having custody of the minute books in which proceedings of meetings of shareholders are recorded, provided, however, that the shareholders may elect a director to fill a vacancy on the Board (other than a vacancy created by removal) by the written consent of shareholders of record on the record date (established as provided in Article V, Section 1(b) below) holding a majority of the outstanding shares entitled to vote for the election of directors.

(c)     The delivery of consents submitted pursuant to this Section 12 shall be made by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of the signature of each shareholder who signs the consent, and no written consent shall be effective for the Corporation to take action unless, within sixty (60) calendar days of the earliest dated valid consent delivered in the manner described in this Section 12, written consents signed by a sufficient number of holders to take such action are delivered to the Corporation in the manner described in this Section 12. Only shareholders of record on the record date shall be entitled to consent to corporate action in writing without a meeting.

(d)     Unless the consents of all shareholders entitled to vote have been solicited in writing, notice of any proposed shareholder approval of (i) a contract or other transaction with an interested director, (ii) indemnification of an agent of the Corporation as authorized by Section 15 of Article III of these Bylaws, (iii) a plan of conversion of the Corporation as defined in Section 1152 of the CGCL, (iv) a reorganization of the Corporation as defined in Section 181 of the CGCL, or (v) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares, if any, without a meeting by less than unanimous written consent, shall be given at least ten (10) calendar days before the consummation of the action authorized by such approval to those shareholders entitled to vote who have not consented in writing; and prompt notice shall be given of the taking of any other corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders entitled to vote who have not consented in writing.  Such notices shall be given in the manner and shall be deemed to have been given as provided in Section 3 of Article II of these Bylaws.

(e)     In connection with an action or actions proposed to be taken by written consent in accordance with this Section 12, the shareholder(s) seeking such action(s) shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, so that the information provided or required to be provided pursuant to this Section 12 or Article V, Section 1(c) shall be true and correct in all material respects, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) Business Days following the occurrence of any event, development or occurrence which would cause the information provided to be not true and correct in all material respects.

(f)     In the event of the delivery, in the manner provided by this Section 12 and applicable law, to the Corporation of the requisite written consent or consents to take corporate action and any related revocation or revocations, the Corporation shall engage independent inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with this Section 12 represent at least the minimum number of votes that would be necessary to take the corporate action. The action by written consent will take effect as of the date and time of the certification of the written consents and will not relate back to the date the written consents were delivered to the Corporation. In conducting the review required by this paragraph, the independent inspectors may, at the expense of the Corporation, retain legal counsel and any other necessary or appropriate professional advisors and such other personnel as they may deem necessary or appropriate to assist them and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g)     Nothing contained in this Section 12 shall in any way be construed to suggest or imply that the Board or any shareholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation). If after such review the independent inspectors shall determine that the written consent or consents are valid and that the action specified therein has been validly authorized, that fact shall forthwith be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of shareholders, and the written consent or consents shall be filed in such records.

(h)     The record date for the determination of shareholders entitled to notice of and to give such written consent shall be established as provided in Article V, Section 1.

(i)      Notwithstanding anything in these Bylaws to the contrary, no action may be taken by the shareholders by written consent except in accordance with the Articles of Incorporation and this Section 12 and Article V, Sections 1(b) and (c) of these Bylaws. If the Board shall determine that any request to fix a record date or to take shareholder action by written consent was not properly made in accordance with the Articles of Incorporation and Article V, Sections 1(b) and (c) of these Bylaws, or the shareholder or shareholders seeking to take such action do not otherwise comply with the Articles of Incorporation and this Section 12 and Article V, Sections 1(b) and (c) of these Bylaws, then the Board shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law.

(j)      In addition to the requirements of this Section 12 with respect to shareholders seeking to take an action by written consent, each shareholder of record seeking to have the shareholders authorize or take corporate action by written consent shall and any other Soliciting Person (as defined in Article V, Section 1) shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to such action.

(k)     Any shareholder giving a written consent, or the shareholder’s proxy holders, or a transferee of the shares or a personal representative of the shareholder or their respective proxy holders, may revoke the consent personally or by proxy by a writing received by the Secretary prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary, but may not do so thereafter.  Such revocation is effective upon its receipt by the Secretary.

Section 13.     Proxies.  Every person entitled to vote or execute consents shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by such person or his duly authorized agent and filed with the Secretary.  Any proxy duly executed is not revoked and continues in full force and effect until (i) an instrument revoking it or a duly executed proxy bearing a later date is filed with the Secretary prior to the vote pursuant thereto, (ii) the person executing the proxy attends the meeting and votes in person, or (iii) written notice of the death or incapacity of the maker of such proxy is received by the Corporation before the vote pursuant thereto is counted; provided that no such proxy shall be valid after the expiration of eleven (11) months from the date of its execution, unless the person executing it specifies therein the length of time for which such proxy is to continue in force.

Section 14.     Inspectors of Election.

(a)     In advance of any meeting of shareholders, the Board may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment thereof.  If inspectors of election be not so appointed, the chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting.  The number of inspectors shall be either one or three.  If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares represented in person or by proxy shall determine whether one or three inspectors are to be appointed.  In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy shall be filled by appointment by the Board in advance of the meeting, or at the meeting by the chairman of the meeting.

(b)     The duties of such inspectors shall be as prescribed by Section 707 of the CGCL and shall include determining the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining when the polls shall close; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.  In the determination of the validity and effect of proxies, the dates contained on the forms of proxy shall presumptively determine the order of execution of the proxies, regardless of the postmark dates on the envelopes in which they are mailed.

(c)     The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical.  If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.  Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III.

Directors

Section 1.     Powers.  Subject to limitations of the Articles of Incorporation and of the CGCL as to action to be authorized or approved by the shareholders, and subject to the duties of directors as prescribed by the Bylaws, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be controlled by, the Board.  Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the directors shall have the following powers, to wit:

(a)     To select and remove all the officers, agents and employees of the Corporation, prescribe such powers and duties for them as may not be inconsistent with law, the Articles of Incorporation or the Bylaws, fix their compensation and require from them security for faithful service;

(b)     To conduct, manage and control the affairs and business of the Corporation, and to make such rules and regulations therefor not inconsistent with law, or with the Articles of Incorporation or the Bylaws, as they may deem best;

(c)     To change the principal executive office and principal office for the transaction of the business of the Corporation from one location to another as provided in Article I, Section 1, hereof; to fix and locate from time to time one or more subsidiary offices of the Corporation within or without the State of California, as provided in Article I, Section 2, hereof; to designate any place within or without the State of California for the holding of any shareholders’ meeting or meetings, as provided in Article II, Section 1, hereof; and to adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, as in their judgment they may deem best, provided such seal and such certificates shall at all times comply with the provisions of law;

(d)     To authorize the issue of shares of stock of the Corporation from time to time, upon such terms as may be lawful;

(e)     To borrow money and incur indebtedness for the purposes of the Corporation, and to cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor; and

(f)     By resolution adopted by a majority of the authorized number of directors, to designate an executive and other committees, each consisting of two or more directors, to serve at the pleasure of the Board, and to prescribe the manner in which proceedings of such committee shall be conducted.  The Board may also designate, by resolution adopted by a majority of the authorized number of directors, one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee.  Unless the Board shall otherwise prescribe the manner of proceedings of any such committee, meetings of such committee may be regularly scheduled in advance and may be called at any time by any two members thereof; otherwise, the provisions of these Bylaws with respect to notice and conduct of meetings of the Board shall govern.  Any such committee, to the extent provided in a resolution of the Board, shall have all of the authority of the Board, except with respect to:

(i)       the approval of any action for which the CGCL or the Articles of Incorporation also require shareholder approval;

(ii)      the filling of vacancies on the Board or in any committee;

(iii)     the fixing of compensation of the directors for serving on the Board or on any committee;

(iv)     the adoption, amendment or repeal of bylaws;

(v)      the amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;

(vi)     any distribution to the shareholders, except at a rate or in a periodic amount or within a price range previously determined by the Board; and

(vii)    the appointment of other committees of the Board or the members thereof.

Section 2.     Number and Qualification of Directors.  The authorized number of directors shall be not less than five (5) nor more than nine (9).  The exact number of authorized directors shall be six (6) until changed, within the limits specified above, by an amendment to these Bylaws or by a resolution duly adopted by the Board or the shareholders.  The limits specified above may be changed, or a definite number fixed without provision for a variable number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to these Bylaws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that a proposal to reduce a fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of action by written consent, are equal to more than 16-2/3 percent of the outstanding shares entitled to vote.

Section 3.     Election and Term of Office.  The directors shall be elected at each annual meeting of shareholders but, if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of shareholders held for that purpose.  All directors shall hold office until their respective successors are elected, subject to the CGCL and the provisions of these Bylaws with respect to vacancies on the Board.

Section 4.     Vacancies.

(a)     A vacancy in the Board shall be deemed to exist in case of the (i) death of a director, (ii) resignation of any director pursuant to subsection (d) of this Section (4) or removal of any director pursuant to Section 16 of this Article, (iii) pursuant to Section 302 of the CGCL, the declaration by the Board that a director has been declared of unsound mind by order of court or convicted of a felony, (iv) if the authorized number of directors be increased, or (v) if the shareholders fail, at any annual or special meeting of shareholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting.

(b)     Vacancies in the Board, except for a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or a special meeting of the shareholders. A vacancy in the Board created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares.

(c)     The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors within ninety (90) calendar days of the creation of such vacancy or vacancies.  Any such election of directors by written consent shall require the consent of holders of a majority of the outstanding shares entitled to vote and shall be in accordance with Article II, Section 12.

(d)     Any director may resign effective upon giving written notice to the Chairman of the Board, the President, the Secretary or the Board, unless the notice specifies a later time for the effectiveness of such resignation.  If the Board accepts the resignation of a director tendered to take effect at a future time, the Board or the shareholders shall have power to elect a successor to take office when the resignation is to become effective.

(e)     No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

Section 5.     Place of Meeting.  Regular meetings of the Board shall be held at any place within or without the State of California which has been designated from time to time by resolution of the Board or by written consent of all members of the Board.  In the absence of such designation, regular meetings shall be held at the principal executive office of the Corporation.  Special meetings of the Board may be held either at a place so designated or at the principal executive office.

Section 6.     Organization Meeting.  Immediately following each annual meeting of shareholders, the Board shall hold a regular meeting at the place of said annual meeting or at such other place as shall be fixed by the Board, for the purpose of organization, election of officers, and the transaction of other business.  Call and notice of such meetings are hereby dispensed with.

Section 7.     Other Regular Meetings.  Other regular meetings of the Board shall be held without call as provided in a resolution adopted by the Board from time to time; provided, however, should said day fall upon a legal holiday, then said meeting shall be held at the same time on the next day thereafter ensuing which is a full Business Day.  Notice of all such regular meetings of the Board is hereby dispensed with.

Section 8.     Special Meetings.

(a)     Call of Special Meetings. Special meetings of the Board for any purpose or purposes shall be called at any time by the Chairman of the Board, the President, any Vice President, the Secretary or by any two (2) directors.

(b)     Notice of Special Meetings. Written notice of the time and place of special meetings shall be delivered personally to each director or communicated to each director by telephone, telegraph, mail or electronic transmission, charges prepaid, if applicable, addressed to him at his address as it is shown upon the records of the Corporation or, if it is not so shown on such records or is not readily ascertainable, at the place at which the meetings of the directors are regularly held.  In case such notice is mailed, it shall be deposited in the United States mail in the place in which the principal executive office of the Corporation is located at least four (4) Business Days’ prior to the time of holding the meeting.  In case such notice is delivered, personally or by telephone, telegraph or electronic transmission, as above provided, it shall be so delivered at least forty-eight (48) hours prior to the time of the holding of the meeting.  Such mailing, telegraphing or delivery, personally or by telephone, telegraph or electronic transmission, as above provided, shall be due, legal and personal notice to such director.

Section 9.     Action Without a Meeting.  Any action by the Board may be taken without a meeting if all members of the Board shall consent individually or collectively in writing or by electronic transmission to such action.  Such written or electronically transmitted consent or consents shall be filed with the minutes of the proceedings of the Board and shall have the same force and effect as a unanimous vote of such directors.

Section 10.     Action at a Meeting:  Quorum and Required Vote.  Presence of a majority of the authorized number of directors at a meeting of the Board constitutes a quorum for the transaction of business, except as hereinafter provided.  Members of the Board may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another.  Participation in a meeting as permitted in the preceding sentence constitutes presence in person at such meeting.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number, or the same number after disqualifying one or more directors from voting, is required by law, by the Articles of Incorporation, or by these Bylaws.  A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided that any action taken is approved by at least a majority of the required quorum for such meeting.

Section 11.     Validation of Defectively Called or Noticed Meetings.  The transactions of any meeting of the Board, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the directors not present or who, though present, has, prior to the meeting or at its commencement, protested the lack of proper notice to him, signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof.  All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 12.     Adjournment.  A quorum of the directors may adjourn any directors’ meeting to meet again at a stated day and hour; provided, however, that in the absence of a quorum a majority of the directors present at any directors’ meeting, either regular or special, may adjourn from time to time until the time fixed for the next regular meeting of the Board.

Section 13.     Notice of Adjournment.  If the meeting is adjourned for more than twenty-four hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of adjournment.  Otherwise notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place be fixed at the meeting adjourned.

Section 14.     Fees and Compensation.  Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board.

Section 15.     Indemnification of Agents of the Corporation; Purchase of Liability Insurance.

(a)     For the purposes of this Section, “Agent” means any person who is or was serving as a director, officer, trustee, administrator, partner, member, managing member, manager, fiduciary, employee or other agent (any of the foregoing positions being “in an Official Capacity”) of the Corporation, or is or was serving at the request of the Corporation in an Official Capacity for another foreign or domestic corporation, partnership, joint venture, trust or other enterprise (“Other Enterprise”), or served in an Official Capacity for a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation; “Executive Officer” means any person who is or was a director or an officer, or is or was serving at the request of the Corporation as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation;  “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit, investigation, inquiry, hearing, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, investigative, legislative or otherwise and whether formal or informal; and “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect losses, liabilities, expenses actually incurred, including fees and expenses of attorneys, fees and expenses of accountants, fees and expenses of public relations consultants and other advisors, court costs, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, printing and binding costs, telephone charges, delivery service fees, the premium, security for, and other costs relating to any bond (including cost bonds, appraisal bonds, or their equivalents), ERISA excise taxes and penalties, judgments, fines and amounts paid in settlement and all other disbursements or expenses of the types customarily incurred, in connection with (i) the investigation, prosecution, defense, appeal or settlement of a Proceeding, (ii) serving as an actual or prospective witness, or preparing to be a witness in a Proceeding, or other participation in, or other preparation for, any Proceeding, (iii) any voluntary or required interviews or depositions related to a Proceeding, and (iv) responding to, or objecting to, a request to provide discovery in any Proceeding. “Expenses” shall also include (A) any federal, state, local and foreign taxes imposed on such person as a result of the actual or deemed receipt of any payments under this Section 15 and (B) attorneys’ fees and any Expenses of establishing a right to indemnification under subsection (h) or paragraph (iv) of subsection (i) of this Section 15.

(b)     The Corporation shall, to the fullest extent permitted by California law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification than said law permitted the Corporation to provide prior to such amendment), indemnify and hold harmless any Executive Officer who was or is a party, or is threatened to be made a party to, or is asked to provide testimony in connection with, or is otherwise involved in, any threatened, pending or completed Proceeding (other than an action by or in the right of this Corporation), arising out of, or in any way related to, the fact that such person, or a person for whom he or she is the legal representative, is or was or has agreed to serve in an Official Capacity, or is or was serving or has agreed to serve at the request of the Corporation in an Official Capacity of an Other Enterprise, in each case whether the basis of such Proceeding is alleged action or omission to take action in an Official Capacity or in any other capacity while serving in an Official Capacity and whether or not serving in such capacity at the time any Expense (as defined above) is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Section 15, against all Expenses, judgments, fines, settlements and other amounts actually incurred in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation and, in the case of a criminal Proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

(c)     The Corporation shall have the power, to the fullest extent permitted by California law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification than said law permitted the Corporation to provide prior to such amendment), to indemnify and hold harmless any person against all Expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any Proceeding (other than an action by or in the right of this Corporation), arising out of, or in any way related to, the fact that such person, or a person for whom he or she is the legal representative, is or was an Agent of the Corporation.

(d)     The Corporation shall, to the fullest extent permitted by California law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification than said law permitted the Corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of this Corporation to procure a judgment in its favor by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was or has agreed to become an officer or director of this Corporation, against Expenses actually incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be in the best interests of this Corporation and its shareholders.

(e)     The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal Proceeding, the person had reasonable cause to believe that his or her conduct was unlawful.

(f)      No indemnification shall be made under this Section 15 for any of the following:

(i)       In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the Corporation in the performance of that person’s duty to the Corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

(ii)      Of amounts paid in settling or otherwise disposing of a pending action without court approval.

(iii)     Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

(g)     For purposes of any determination as to whether indemnification is proper under the circumstances because such person has met the applicable standard of conduct required by this Section 15, a person shall be deemed to have acted in good faith if the action or failure to act is based on (i) the records or books of account of the Corporation or an Other Enterprise, including financial statements, or on information supplied to such person by the officers of the Corporation or an Other Enterprise in the course of their duties, (ii) the advice of legal counsel for the Corporation or an Other Enterprise, or (iii) information or records given or reports made to the Corporation or an Other Enterprise by an independent certified public accountant, independent financial adviser, appraiser or other expert selected with reasonable care by the Corporation or an Other Enterprise, unless the indemnified person knew or had reason to know that such records or books of account of the Corporation or an Other Enterprise, information supplied by the officers of the Corporation or an Other Enterprise, advice of legal counsel or information or records given or reports made by an independent certified public accountant or by an appraiser or other expert were materially false or materially inaccurate. The provisions of this subsection (g) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct.

(h)     To the extent that an Executive Officer or other Agent has been successful on the merits in defense of any Proceeding referred to in subsection (b) or (d) or in defense of any claim, issue or matter therein, the agent shall be indemnified against Expenses actually incurred by the agent in connection therewith.

(i)     Except as provided in subsection (h), any indemnification under this section shall be made by this Corporation only if authorized in the specific case, upon a determination that indemnification of the Executive Officer or other Agent is proper in the circumstances because the Executive Officer or other Agent has met the applicable standard of conduct set forth in subsection (b) or (d), by:

(i)       A majority vote of a quorum consisting of directors who are not a party to such proceeding;

(ii)      If such a quorum of directors is not obtainable, by Independent Legal Counsel (as defined below) in a written opinion;

(iii)     Approval or ratification by the affirmative vote of a majority of the shares of this Corporation entitled to vote represented at a duly held meeting at which a quorum is present or by the written consent of holders of a majority of the outstanding shares entitled to vote.  For such purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote thereon; or

(iv)    The court in which such proceeding is or was pending upon application made by this Corporation or the Agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the Agent, attorney or other person is opposed by this Corporation.

For purposes of this subsection, “Independent Legal Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Corporation or the indemnified person in any matter material to either such party (other than with respect to matters concerning the indemnification that the indemnified party is entitled to hereunder or pursuant to any indemnification agreement to which the indemnified party is a party), or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or an indemnified person in an action to determine such indemnified person’s rights to be indemnified hereunder or pursuant to any indemnification agreement.

(j)     Notwithstanding any other provision of this Section 15, the Corporation shall have the power, to the fullest extent permitted by California law as the same exists or hereafter may be in effect, to indemnify and hold harmless any person who incurs expenses as a witness or otherwise incurs Expenses in any threatened, pending or completed Proceeding as a result of or related to such person’s service in or to the Corporation, or in or to an Other Enterprise that such person has served, is serving or has agreed to serve in any capacity at the request of the Corporation, against all Expenses incurred by such person or on such person’s behalf if such person neither is, nor is threatened to be made, a party to the Proceeding.

(k)     Expenses incurred in defending any Proceeding for which indemnification is required pursuant to subsection 15(b) of this Article III or for which indemnification is permitted pursuant to subsection 15(c) of this Article III shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amounts if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right of appeal that the indemnified party is not entitled to be indemnified as authorized in this Article III. The indemnified party’s undertaking to repay the Corporation any amounts advanced for expenses shall not be required to be secured and shall not bear interest. Advancements shall be made without regard to the indemnified party’s ability to repay the expenses. The Corporation shall not impose on the indemnified party additional conditions to advancement of expenses or require from Indemnitee additional undertakings regarding repayment. Advancements of Expenses pursuant to this subsection shall not require approval of the Board or the shareholders of the Corporation, or of any other person or body. The Secretary of the Corporation shall promptly advise the Board in writing of the request for advancement of Expenses, of the amount and other details of the request and of the undertaking to make repayment provided pursuant to this subsection. Advancements of Expenses shall be made within seven (7) calendar days after receipt by the Corporation of a statement or statements requesting such advancements from time to time. Advancements of Expenses shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Corporation to support the advancements claimed.

(l)     The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an Official Capacity for the Corporation or Other Enterprise and as to action in another capacity while holding such office, to the extent such additional rights to indemnification are authorized in the Articles of Incorporation. Nothing contained in this section shall affect any right to indemnification to which Agents may be entitled by contract or otherwise.

(m)     The indemnification and advancement of Expenses provided by, or granted pursuant to, this Section 15 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to act in an Official Capacity for the Corporation or Other Enterprise and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(n)     The knowledge and/or actions, or failure to act, of any other Executive Officer or Agent of the Corporation or an Other Enterprise shall not be imputed to an indemnified person for purposes of determining the right to indemnification under this Section 15.

(o)     Any amendment, modification, alteration or repeal of this Section 15 that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnified person or his or her successors to indemnification, advancement of Expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

(p)     The rights to indemnification and advancement of Expenses conferred upon indemnified persons in this Section 15 shall be contract rights that vest immediately upon the commencement of such person’s service to the Corporation or, at the request of the Corporation, to an Other Enterprise.

(q)     Persons who after the date of the adoption of this provision in Section 15 serve or continue to serve the Corporation in an Official Capacity or who, while serving in an Official Capacity, serve or continue to serve in an Official Capacity for an Other Enterprise, shall be conclusively presumed to have relied on the rights to indemnification and advancement of Expenses contained in this Section 15.

(r)     If this Section 15 or any provision hereof shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 15 (including, without limitation, each section and subsection of this Section 15 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired hereby, and (ii) to the fullest extent possible and permitted by law, the provisions of this Section 15 (including, without limitation, each portion of any section or subsection of this Section 15 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give maximum effect to the intent manifested by the provision held to be invalid, illegal or unenforceable.

(s)     No indemnification or advance shall be made under this section, except as provided in subsection (h) or paragraph (iv) of subsection (i), in any circumstance where it appears:

(i)      That it would be inconsistent with a provision of the Articles of Incorporation, Bylaws, a resolution of the shareholders or an agreement in effect at the time the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(ii)     That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

(t)     The Corporation may purchase and maintain, at its own expense, insurance on behalf of any person who is or was acting in an Official Capacity for the Corporation or is or was serving at the request of the Corporation in an Official Capacity for an Other Enterprise against any liability asserted against him or her in any such capacity or arising out of his or her status as such whether or not the Corporation would have the power or obligation to indemnify him or her against such liability under the provisions of this Section 15 or applicable law. The Corporation may also create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements) to the fullest extent authorized or permitted by applicable law to ensure the payment of such amounts as may become necessary to effect the indemnification as provided in this Section 15 or elsewhere. The fact that this Corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subsection inapplicable if either of the following conditions are satisfied:

(1)     If authorized in the Articles of Incorporation, any policy issued is limited to the extent provided by subdivision (d) of Section 204 of the CGCL; or

    (2)           (A)    The company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization,

(B)     The company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the Corporation that purchased that policy, and

(C)     The policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or re-insurer.

Section 16.     Removal. As provided in Section 303 of the CGCL, any or all of the directors may be removed without cause if the removal is approved by the outstanding shares (as defined in Section 152 of the CGCL), subject to the following:

(a)     No director may be removed (unless the entire Board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

(b)     Except as provided in Sections 302, 303 and 304 of the CGCL, a director may not be removed prior to the expiration of the director’s term of office.

ARTICLE IV.

Officers

Section 1.     Officers.  The officers of the Corporation shall be a President, a Secretary and a Chief Financial Officer.  The Corporation may also have, at the discretion of the Board, a Chairman of the Board, a Chief Executive Officer, one or more Vice Presidents, one or more Assistant Secretaries, one or more assistant financial officers and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article.

Section 2.     Election and Term of Office.  The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 3 or Section 5 of this Article, shall be chosen annually by the Board, and each shall hold his office at the pleasure of the Board or until he shall resign or shall be removed or otherwise disqualified to serve, or his successor shall be elected and qualified.

Section 3.     Subordinate Officers, Etc.  The Board may appoint, and may empower the Chief Executive Officer or the President to appoint, such other officers as the business of the Corporation may require, each of whom shall hold office, for such period, have such authority and perform such duties as are provided in the Bylaws or as the Board may from time to time determine.

Section 4.     Removal and Resignation.

(a)     Any officer may be removed, either with or without cause, by the Board, at any regular or special meeting thereof, or, except in case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board (subject, in each case, to the rights, if any, of an officer under any contract of employment).

(b)     Any officer may resign at any time by giving written notice to the Chairman of the Board, the President, the Secretary or the Board, without prejudice, however, to the rights, if any, of the Corporation under any contract to which such officer is a party.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.     Vacancies.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in the Bylaws for regular appointments to such office.

Section 6.     Chairman of the Board.  The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board or prescribed by the Bylaws.

Section 7.     Chief Executive Officer.  The Chief Executive Officer of the Corporation, if there shall be such an officer, shall, subject to the control of the Board, have general supervision, direction and control of the business of the Corporation.  He shall exercise the duties usually vested in the chief executive officer of a corporation and perform such other powers and duties as may be assigned to him from time to time by the Board or prescribed by the Bylaws.  In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at meetings of the Board.

Section 8.     President.  Subject to such supervisory powers, if any, as may be given by the Board to the Chief Executive Officer, if there shall be such an officer, the President shall, subject to the control of the Board, have general supervision, direction and control of the business of the Corporation.   He shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Board or the Bylaws.  In the absence of the Chairman of the Board and the Chief Executive Officer, the President shall preside at meetings of the Board.

Section 9.     Vice President.  In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board or, if not ranked, the Vice President designated by the Board, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President.  The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board, the Chief Executive Officer, the President or the Bylaws.

Section 10.     Secretary.

(a)     The Secretary shall record or cause to be recorded, and shall keep or cause to be kept, at the principal executive office and such other place as the Board may order, a book of minutes of actions taken at all meetings of directors and shareholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors’ meetings, the number of shares present or represented at shareholders’ meetings, and a summary of the proceedings thereof.

(b)     The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Corporation’s transfer agent, a share register, or a duplicate share register, showing the names of the shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

(c)     The Secretary shall give, or cause to be given, notice of all the meetings of the shareholders and of the Board required by the Bylaws or by law to be given, and he shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board or by the Bylaws.

Section 11.     Chief Financial Officer.  The Chief Financial Officer of the Corporation shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation.  The Chief Financial Officer shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board.  He shall make such disbursements of the funds of the Corporation as may be authorized by the Board, shall render to the Chief Executive Officer, the President and the directors, whenever they request it, an account of all of his transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board or the Bylaws.

Section 12.     Officer Loans and Guarantees.  If the Corporation has outstanding shares held of record by 100 or more persons (determined as provided in Section 605 of the CGCL) on the date of approval by the Board, the Corporation may make loans of money or property to, or guarantee the obligation of, any officer of the Corporation or its parent or any subsidiary, whether or not the officer is a director, or adopt an employee benefit plan or plans authorizing such loans or guaranties, upon the approval of the Board alone, by a vote sufficient without counting the vote of any interested director or directors, if the Board determines that such a loan or guaranty or plan may reasonably be expected to benefit the Corporation.

ARTICLE V.

Miscellaneous

Section 1.     Record Date.

(a)     The Board may fix a time in the future as a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of shareholders, to receive any report, to receive any dividend or distribution, or any allotment of rights, or to exercise rights in respect to any change, conversion or exchange of shares.  The record date so fixed shall be not more than sixty (60) calendar days nor less than ten (10) calendar days prior to the date of any meeting, nor more than sixty (60) calendar days prior to any other event for the purposes of which it is fixed. The Board shall provide written notice of such record date to the shareholders in accordance with the annual meeting notice requirements set forth in Article II Section 3 of the Bylaws. When a record date is so fixed, only shareholders of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a dividend, distribution or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided in the Articles of Incorporation or these Bylaws.

(b)     Any shareholder of record seeking to have the shareholders give consent to corporate action in writing without a meeting shall first request in writing that the Board fix a record date for the purpose of determining the shareholders entitled to give consent to such corporate action, which request shall be in proper form (as set forth below) and delivered to, or mailed and received by, the Secretary to the principal executive offices of the Corporation (the “Consent Record Date Request Notice”). Within ten (10) calendar days after receipt of a Consent Record Date Request Notice in proper form and otherwise in compliance with this Section 1(b) from any such shareholder, the Board may adopt a resolution fixing a record date for the purpose of determining the shareholders entitled to give consent to such corporate action, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board (the “Resolution Adoption Date”), and which record date shall not be more than ten (10) calendar days after the Resolution Adoption Date. If no resolution fixing a record date has been adopted by the Board within such ten (10) calendar day period after the date on which a Consent Record Date Request Notice is received, the record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, shall be the first date on which a valid signed written consent setting forth the corporate action taken or proposed to be taken is delivered to the Corporation in the manner described in Article II, Section 12(a).

(c)     To be in proper form for purposes of Article V, Section 1(b) above, the Consent Record Date Request Notice shall be signed by one or more shareholders of record as of the date of signature, shall bear the date of signature of each such shareholder, and shall set forth:

(i)      As to each Soliciting Person (as defined below), the Shareholder Information (as defined in Article II, Section 4, except that for purposes of this Section 1(c) the term “Soliciting Person” shall be substituted for the term “Requesting Person” in all places it appears in Article II, Section 4); and

(ii)     As to the corporate action or actions proposed to be taken by written consent, (A) a reasonably brief description of the action or actions, the reasons for taking such action or actions and any material interest in such action or actions of each Soliciting Person, (B) the text of the resolutions or consent proposed to be acted upon by written consent of the shareholders, and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Soliciting Persons and (y) between or among any Soliciting Person and any other person or entity (including their names) including, but not limited to, in connection with the request for the record date or the corporate action or actions for which consent is being sought. If the corporate actions for which consent is being sought involves the election of directors, in addition to the information required by Article II, Section 7(d) hereof, the following information must be provided with respect to each person proposed to be nominated by the Soliciting Persons for election as a director of the Corporation: (A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s record date request pursuant to this Section 1(c) if such proposed nominee were a Soliciting Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (C) a description of all direct and indirect compensation and other material agreements, arrangements, understandings or relationships between or among any Soliciting Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined in Article II, Section 4(c)(iii)), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K (or any successor regulations) if such Soliciting Person, or any affiliate or associate thereof or person Acting in Concert therewith, were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

The term “Soliciting Person” shall mean (i) each shareholder submitting the Consent Record Date Request Notice, (ii) each shareholder proposing the action or actions to be taken by written consent if different from the shareholders submitting the Consent Record Date Request Notice, (iii) the beneficial owner or owners, if different, on whose behalf the Consent Record Date Request Notice is submitted, and (iv) any affiliate or associate of any of the foregoing, and (v) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

Section 2.     Inspection of Corporate Records.

(a)     The accounting books and records, the record of shareholders, and minutes of proceedings of the shareholders and the Board and committees of the Board and any subsidiary of this Corporation shall be open to inspection upon the written demand on the Corporation of any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours at the principal executive office, for a purpose reasonably related to such holder’s interests as a shareholder or as the holder of such voting trust certificate.  Such inspection by a shareholder or holder of a voting trust certificate may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts.

(b)     A shareholder or shareholders holding at least five (5) percent in the aggregate of the outstanding voting shares of the Corporation or who hold at least one (1) percent of such voting shares and have filed a Schedule 14A with the SEC relating to the election of directors of the Corporation shall have (in person, or by agent or attorney) the right to inspect and copy the record of shareholders’ names and addresses and shareholdings during usual business hours at the Corporation’s principal executive office upon five (5) Business Days’ prior written demand upon the Corporation and to obtain from the transfer agent for the Corporation, upon written demand and upon the tender of its usual charges, a list of the shareholders’ names and addresses, who are entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which it has been compiled or as of a date specified by the shareholder subsequent to the date of demand.  The list shall be made available on or before the later of five (5) Business Days after the demand is received or the date specified therein as the date as of which the list is to be compiled.

(c)     Every director shall have the absolute right at any reasonable time to inspect and copy all books, records and documents of every kind and to inspect the physical properties of the Corporation.  Such inspection by a director may be made in person or by an agent or attorney of the director and the right of inspection includes the right to copy and make extracts.

Section 3.     Checks, Drafts, Etc.  All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board.

Section 4.     Annual Report to Shareholders.

(a)     The annual report to shareholders referred to in Section 1501 of the CGCL is expressly waived so long as the Corporation has fewer than 100 shareholders, but nothing herein shall be interpreted as prohibiting the Board from issuing annual or other periodic reports to shareholders.

(b)     A shareholder or shareholders holding at least five (5) percent of the outstanding shares of any class of the Corporation may make a written request to the Corporation for an income statement of the Corporation for the three-month, six-month or nine-month period of the current fiscal year ended more than thirty (30) calendar days prior to the date of the request and a balance sheet of the Corporation as of the end of such period and, in addition, if no annual report for the last fiscal year has been sent to shareholders, the annual report for the last fiscal year.  The Corporation shall use its best efforts to deliver on the statement to the person making the request within thirty (30) calendar days thereafter.  A copy of any such requested statements shall be kept on file in the principal executive office of the Corporation for twelve (12) months and they shall be exhibited at all reasonable times to any shareholder demanding an examination of them or a copy shall be mailed to such shareholder.

(c)     The quarterly income statements and balance sheets referred to in this section shall be accompanied by the report thereon, if any, of any independent accountants engaged by the Corporation or the certificate of an authorized officer of the Corporation that such financial statements were prepared without audit from the books and records of the Corporation.

Section 5.     Contracts, Etc., How Executed.  The Board, except as may be otherwise provided in the Bylaws, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and, unless so authorized by the Board, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or to any amount.

Section 6.     Certificates for Shares; Uncertificated Shares.

(a)     Shares of capital stock of the Corporation may be certificated or uncertificated, as hereinafter provided.

(b)     Every holder of shares in the Corporation shall be entitled to have a certificate signed in the name of the Corporation by the Chairman or Vice Chairman of the Board or the President or Vice President and by the Chief Financial Officer or an Assistant Financial Officer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the shareholder.  Any of the signatures on the certificate may be facsimile, provided that in such event at least one signature, including that of either officer or the Corporation’s registrar or transfer agent, if any, shall be manually signed.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

(c)     Each certificate representing shares of the Corporation’s capital stock shall also contain such legend or other statement as may be required by Sections 417 and 418 of the CGCL, the Corporate Securities Law of 1968, the federal securities laws, and any agreement between the Corporation and the purchaser thereof.

(d)     The Corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates.  To the extent and at such times as may be required by applicable law, the Corporation shall send or cause to be sent to the registered owner of uncertificated shares a written notice containing the information required to be set forth or stated on certificates representing shares of the same class or series of stock.

(e)     Shares may be issued prior to full payment under such restrictions and for such purposes as the Board or the Bylaws may provide; provided, however, that any certificate issued to represent shares prior to full payment, or, for uncertificated shares, the initial transaction statement for such partly paid shares, shall state on the face thereof the amount remaining unpaid and the terms of payment thereof.

(f)     No new certificate for shares or uncertificated shares shall be issued in lieu of an old certificate unless the latter is surrendered and cancelled at the same time; provided, however, that a new certificate or uncertificated shares will be issued without the surrender and cancellation of the old certificate if (1) the old certificate is lost, apparently destroyed or wrongfully taken; (2) the request for the issuance of the new certificate or uncertificated shares is made within a reasonable time after the owner of the old certificate has notice of its loss, destruction or theft; (3) the request for the issuance of a new certificate or uncertificated shares is made prior to the receipt of notice by the Corporation that the old certificate has been acquired by a bona fide purchaser; (4) the owner of the old certificate files a sufficient indemnity bond with or provides other adequate security to the Corporation; and (5) the owner satisfies any other reasonable requirements imposed by the Corporation.  In the event of the issuance of a new certificate or uncertificated shares, the rights and liabilities of the Corporation, and of the holders of the old and new certificates and of uncertificated shares, shall be governed by the provisions of Section 8104 and 8405 of the California Commercial Code.

Section 7.     Representation of Shares of Other Corporations.  The President or any Vice President and the Secretary or any Assistant Secretary of this Corporation are authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation.  The authority herein granted to said officers to vote or represent on behalf of this Corporation any and all shares held by this corporation in any other corporation or corporations may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.

Section 8.     Inspection of Bylaws.  The Corporation shall keep in its principal executive office in California, or, if its principal executive office is not in California, then at its principal business office in California (or otherwise provide upon written request of any shareholder) the original or a copy of the Bylaws as amended or otherwise altered to date, certified by the Secretary, which shall be open to inspection by the shareholders at all reasonable times during office hours.

Section 9.     Construction and Definitions.  Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the CGCL shall govern the construction of these Bylaws.  Without limiting the generality of the foregoing, the masculine gender includes the feminine and neuter, the singular number includes the plural and the plural number includes the singular, and the term “person” includes a corporation as well as a natural person.

ARTICLE VI.

Amendments

Section 1.     Amendments by Shareholders(a)     .  Except as otherwise provided by the CGCL or the Articles of Incorporation, any amendment to or repeal of these Bylaws, which has not previously received the approval of the Board evidenced by a resolution approved by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), shall require for adoption (a) the affirmative vote of a majority of the outstanding shares entitled to vote at an annual or special meeting duly called and convened in accordance with these Bylaws, provided, however, that, in the case of any annual or special meeting where shareholder approval of an amendment to these Bylaws is proposed, in addition to any other notice required by these Bylaws and other applicable requirements contained herein, notice of such proposed amendment or repeal shall be included in the notice of the meeting at which such action takes place, which shall also include, without limitation, the text of any such proposed amendment and/or any resolution calling for any such amendment or repeal, or (b) written consents, executed and delivered in accordance with these Bylaws, from holders of not less than a majority of the outstanding shares entitled to vote.

Section 2.     Amendments by the Board of Directors. Except as provided by the CGCL, including, but not limited to, Section 212 of the CGCL, or the Articles of Incorporation, these Bylaws may be adopted, amended or repealed by the Board pursuant to a resolution approved by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption); provided, that after issuance of shares, a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may only be adopted by approval of the outstanding shares as provided herein.

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